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                                   EXHIBIT 5.2
          OPINION AND CONSENT OF ZEVNIK HORTON GUIBORD MCGOVERN PALMER
                                & FOGNANI, L.L.P.


                                                                  April 13, 1999


QuadraMed Corporation
1003 West Cutting Boulevard, 2nd Floor
Richmond, California  94804

     Re:  Registration Statement for Offering of
          an Aggregate of 877,855 Shares of Common Stock

Ladies and Gentlemen:

     This opinion is delivered to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 to Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 14,775 shares of the Company's common stock (the "Common Stock") for issuance under the Cabot Marsh Corporation 1997 Incentive Stock Plan, (ii) 19,930 shares of the Common Stock for issuance under the Pyramid Health Group, Inc. 1997 Employee and Consultant Stock Option Plan, (iii) 137,680 shares of the Common Stock for issuance under the Pyramid Health Solutions, Inc. 1996 Employee and consultant Stock Option Plan, (iv) 31,461 shares of Common Stock for issuance under the Hospital Correspondence Corporation 1995 Stock Option Plan,
(v) 56,495 shares of Common Stock for issuance under the Hospital Correspondence Corporation 1996 Employee and Consultant Option Plan, (vi) 110,544 shares of Common Stock for issuance under the CodeMaster Corporation 1998 Executive Stock Option Plan and (vii) 506,970 shares of Common Stock for issuance under The Compucare Company 1997 Stock Compensation Plan (collectively, the "Assumed Option Plans").

     This opinion is being furnished in accordance with the requirements of Item 8(c) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Assumed Option Plans. Based on such review, we are of the opinion that, if, as and when the shares of the Common Stock are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Assumed Option Plans and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.

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     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Assumed Option Plans or the shares of the Common Stock issuable under such plans.

                                       Very truly yours,


                                       -----------------------------------------
                                       ZEVNIK HORTON GUIBORD McGOVERN PALMER &
                                       FOGNANI, L.L.P